Exhibit 12.1

Northern Trust Corporation

Ratio of Earnings to Fixed Charges

(Dollars in Millions)

	Six Months Ended 6/30/2017
		Fiscal Year Ended December 31,
		2016	2015	2014	2013	2012
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Excluding Interest on Deposits)	$63.9	$98.5	$79.6	$99.7	$119.0	$140.7
Estimated Interest Component of Rental Expense	15.2	28.4	27.4	29.1	27.7	30.4

Total Fixed Charges	$79.1	$126.9	$107.0	$128.8	$146.7	$171.1
Income:
Income Before Income Taxes	$781.7	$1,517.1	$1,465.0	$1,190.2	$1,075.5	$992.3
Fixed Charges	79.1	126.9	107.0	128.8	146.7	171.1

Earnings, as Defined	$860.8	$1,644.0	$1,572.0	$1,319.0	$1,222.2	$1,163.4
Ratio of Earnings to Fixed Charges	10.89	12.95	14.69	10.24	8.33	6.80

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Including Interest on Deposits)	$132.5	$182.0	$153.9	$181.4	$222.4	$297.4
Estimated Interest Component of Rental Expense	15.2	28.4	27.4	29.1	27.7	30.4

Total Fixed Charges	$147.7	$210.4	$181.3	$210.5	$250.1	$327.8

Income:
Income Before Income Taxes	$781.7	$1,517.1	$1,465.0	$1,190.2	$1,075.5	$992.3
Fixed Charges	147.7	210.4	181.3	210.5	250.1	327.8

Earnings, as Defined	$929.4	$1,727.5	$1,646.3	$1,400.7	$1,325.6	$1,320.1
Ratio of Earnings to Fixed Charges	6.29	8.21	9.08	6.65	5.30	4.03

Northern Trust Corporation

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Dollars in Millions)

	Six Months Ended
		Fiscal Year Ended December 31,
	6/30/2017	2016	2015	2014	2013	2012
EXCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Excluding Interest on Deposits)	$63.9	$98.5	$79.6	$99.7	$119.0	$140.7
Estimated Interest Component of Rental Expense	15.2	28.4	27.4	29.1	27.7	30.4
Pre-Tax Earnings Required for Preferred Dividends	42.7	37.6	37.6	15.2	—	—

Total Fixed Charges and Preferred Stock Dividend Requirements	$121.8	$164.5	$144.6	$144.0	$146.7	$171.1

Income:
Income Before Income Taxes	$781.7	$1,517.1	$1,465.0	$1,190.2	$1,075.5	$992.3
Fixed Charges and Preferred Stock Dividend Requirements	121.8	164.5	144.6	144.0	146.7	171.1

Earnings, as Defined	$903.5	$1,681.6	$1,609.6	$1,334.2	$1,222.2	$1,163.4
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7.42	10.22	11.13	9.26	8.33	6.80

INCLUDING INTEREST ON DEPOSITS:
Fixed Charges
Interest Expense (Including Interest on Deposits)	$132.5	$182.0	$153.9	$181.4	$222.4	$297.4
Estimated Interest Component of Rental Expense	15.2	28.4	27.4	29.1	27.7	30.4
Pre-Tax Earnings Required for Preferred Dividends	42.7	37.6	37.6	15.2	—	—

Total Fixed Charges and Preferred Stock Dividend Requirements	$190.4	$248.0	$218.9	$225.7	$250.1	$327.8

Income:
Income Before Income Taxes	$781.7	$1,517.1	$1,465.0	$1,190.2	$1,075.5	$992.3
Fixed Charges and Preferred Stock Dividend Requirements	190.4	248.0	218.9	225.7	250.1	327.8

Earnings, as Defined	$972.1	$1,765.1	$1,683.9	$1,415.9	$1,325.6	$1,320.1
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	5.11	7.12	7.69	6.27	5.30	4.03